Exhibit 4.25

AMENDMENT NO. 1
TO
ASSET PURCHASE AGREEMENT

This Amendment No. 1 to the Asset Purchase Agreement (the “Amendment”) is made and entered into this 25th day of February, 2004, by and between Valeant Pharmaceuticals International, a Delaware corporation (“Buyer”), and Amarin Corporation plc, a public limited company incorporated in England and Wales (“Amarin”) and Amarin Pharmaceuticals Company Limited, a limited company incorporated in England and Wales (“APCL”) (Amarin and APCL being hereinafter from time to time referred to collectively as the “Sellers”).

WITNESSETH:

WHEREAS, Buyer and Sellers have previously entered into that certain Asset Purchase Agreement, dated February 11, 2004 (the “Asset Purchase Agreement”);

WHEREAS, Buyer and Sellers desire to amend the Asset Purchase Agreement to provide for a re-distribution of certain portions of the Purchase Price to be paid by Buyer under the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND USAGE

1.1                               DEFINITIONS

For purposes of this Amendment, capitalized terms used but not otherwise defined in this Amendment will have the meaning ascribed to such terms

1.2                               USAGE

(a)                                  Interpretation.  In this Amendment, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)                               reference to any gender includes each other gender;

(iv)                              reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                 reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)                              “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)                           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)                        “or” is used in the inclusive sense of “and/or”;

(ix)                                with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)                                   references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)                                 Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with UK GAAP.

(c)                                  Legal Representation of the Parties.  This Amendment was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE 2
AMENDMENTS

2.1                               AMENDMENT TO SECTION 2.7 OF ASSET PURCHASE AGREEMENT

Section 2.7 of the Asset Purchase Agreement is hereby amended to read in its entirety as follows:

“2.7API  ADJUSTMENT AMOUNT AND PAYMENT

“(a)   As promptly as reasonably practicable following the Closing, Buyer shall prepare, and Buyer and Amarin shall jointly agree upon, a balance sheet of API (the “API Closing Balance Sheet”) as of the Closing Date on the same basis and applying the same accounting principles, policies and practices as were used in preparing the Pro Forma Closing Balance Sheet (as set out in Schedule 2.7 hereto). Each of the Buyer and Amarin shall give the other (or procure that the other has) access, through its employees, agents and advisers (provided that each party shall be entitled, at its option, to have its Representatives present), to all relevant files and/or working papers (with the right to take copies) in their possession or control to the extent that they are required in connection with the preparation and/or review of the API Closing Balance Sheet. The Buyer shall submit the draft API Closing Balance Sheet to Amarin for review within 30 calendar days after Closing. Once accepted by Amarin or otherwise agreed upon by Amarin and Buyer, the API Closing Balance Sheet shall be binding upon the parties. To avoid potential duplication between this Section 2.7 and Section 11.3, the API Closing Balance Sheet shall reflect the completion of the inventory repurchase under Section 11.3 whether or not the inventory repurchase has in fact been completed.  In addition, the API Closing Balance Sheet shall contain the same fair value adjustments in the same amount as contained in the Pro-Forma Closing Balance Sheet.”

2.2  AMENDMENT TO SECTION 11.3 OF ASSET PURCHASE AGREEMENT

Section 11.3 of the Asset Purchase Agreement is hereby amended to read in its entirety as follows:

“11.3                 REDUCTION OF INVENTORY

“(a)  As promptly as reasonably practicable after the execution and delivery of this Agreement, Amarin shall use Best Efforts to enter into inventory repurchase agreements (the “Repurchase Agreements”) with each of Quality King Health Care, Cardinal Distribution, Amerisource Bergen and McKesson Drug Company (collectively, the “Key Wholesalers”) providing for the repurchase by Amarin at its own cost of certain inventory held by such distributors.  The Repurchase Agreements shall be reasonably acceptable to Buyer.  Under the Repurchase Agreements, Amarin shall seek to repurchase the quantities of inventory set forth in Schedule 11.3 hereto (the “Designated Inventory”) at the prices indicated therein; provided, however, that in Amarin’s sole discretion it may repurchase any portion of the Designated Inventory at prices exceeding those set forth in Schedule 11.3, up to a maximum of 10% above the scheduled prices.  To the extent Amarin effects any repurchases at a price higher than that set forth in Schedule 11.3, the quantity of Designated Inventory that Amarin shall seek to repurchase from the relevant Key Wholesaler(s) (as set forth on Schedule 11.3) will be proportionately reduced. Each of the Repurchase Agreements, and the obligations thereunder of Amarin and the respective Key Wholesalers, shall be subject to and conditioned upon the consummation of the Closing under this Agreement (except to the extent any Repurchase Agreements are entered into after the Closing as contemplated in Section 11.3(b) below).  The Repurchase Agreements shall provide that (i) Amarin’s obligation to pay for repurchased inventory shall be subject to confirmation of the receipt and authenticity of the applicable inventory to Amarin’s reasonable satisfaction and (ii) Amarin shall use its Best Efforts to cause any or all repurchased inventory to be destroyed. The Repurchase Agreements shall give Amarin the option of using repurchasing agents or other third parties reasonably acceptable to Buyer to perform any of Amarin’s obligations under this Section 11.3.  Notwithstanding anything herein to the contrary, in no event shall Amarin be required to pay more than Nine Million Seven Hundred Fourteen Thousand

Dollars ($9,714,000) in performing its obligations under this Section 11.3, which limitation shall apply to all costs and expenses incurred by Amarin in effecting the repurchase of Designated Inventory including the costs of repurchase and any administrative fees, third party costs including fees and expenses of any repurchasing agent, and costs of destroying repurchased inventory.

“(b)  Amarin and Buyer acknowledge and agree that the Closing hereunder shall not be contingent on Amarin’s ability to enter into any Repurchase Agreements and the execution of Repurchase Agreements shall not constitute a condition to the obligation of either party to consummate the Closing.  In the event that upon Closing (i) any of the Key Wholesalers has not entered into a Repurchase Agreement providing for the repurchase of Designated Inventory on the terms contemplated herein or (ii) Amarin is otherwise unable to obtain Repurchase Agreements for the repurchase of all or any portion of the Designated Inventory within the price range specified herein, then the parties shall proceed with the Closing (subject to the satisfaction of all applicable conditions set forth in this Agreement), and for a period of 60 days after the Closing Date Amarin shall continue to use its Best Efforts to enter into Repurchase Agreements in a total amount not to exceed Nine Million Three Hundred Thousand Dollars ($9,300,000) with respect to any Designated Inventory not then covered by a Repurchase Agreement.  Upon the expiration of such 60-day period, Amarin’s obligation to effect the Repurchase Agreements under this Section 11.3 shall automatically terminate and Amarin shall have no further obligations whatsoever hereunder (other than its obligations under any Repurchase Agreements then in effect), provided that thereafter Amarin shall pay to Buyer the following amounts:  (i) within twenty (20) days following the expiration of such 60-day period, Amarin shall pay Buyer an amount equal to the difference between (A) Nine Million Three Hundred Thousand Dollars ($9,300,000) and (B) the aggregate amount of costs and expenses incurred by Amarin as of such date in performing its obligations under this Section 11.3; and (ii) upon Successful Completion of the Zelapar R&D Studies in accordance with Section 2.2.(a), and only then, Amarin shall repurchase an additional Four Hundred Fourteen Thousand Dollars ($414,000) of inventory in accordance with Section 11.3(a).

“(c)  In addition to the foregoing, within sixty (60) days of Closing, Amarin shall pay a total of $1.2 million to certain of the Key Wholesalers to reduce or eliminate the credit balances claimed to be due to such Key Wholesalers, as shown on Schedule 4.8, provided that if Amarin does not pay the full $1.2 million to the Key Wholesalers in accordance herewith within such sixty (60) day period, then Amarin shall immediately pay the unexpended portion of such $1.2 million to Buyer.”

2.3                               AMENDED SCHEDULES

The following revisions are made, effective as of the date of this Amendment, to the Schedules attached to the Asset Purchase Agreement:

Schedule 3.6:  an additional item 7 is added:  During 2003, following the introduction of generic pergolide into the market, Amarin discontinued its indigent patient assistance program.

Schedule 3.9:  The column heading reference to “Amarin” owning NDA/ANDAs (unless otherwise noted) should be to API.

Schedule 4.16:  The final Lilly settlement amount is revised to $928,646.20.

Schedule 4.20:  The severance benefit reference for Steve Guillen should be to Note 3.

Schedule 11.3:  The schedule for Designated Inventory is amended in its entirety to read as attached to this Amendment.

2.4                               NO OTHER AMENDMENTS

Except as amended by this Amendment, all other provisions of the Asset Purchase Agreement remain unmodified and in full force and effect.

ARTICLE 3
GENERAL PROVISIONS

3.1                               SEVERABILITY

If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment will remain in full force and effect.  Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.2                               GOVERNING LAW

This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

3.3                               EXECUTION OF AMENDMENT

This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Amendment and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:

AMARIN CORPORATION PLC

By:
Name:
Title:

SELLER:

AMARIN PHARMACEUTICALS COMPANY LIMITED

By:
Name:
Title:

BUYER:

VALEANT PHARMACEUTICALS INTERNATIONAL

By:
Name:
Title:

SCHEDULE 11.3

Designated Inventory

Wholesaler		Units	WAC / Purchase Price	Acquisition cost		Service fee		Total Cost
QK	Phrenilin 100’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
QK	Phrenilin 500’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
QK	Phrenilin Forte 100’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
QK	Phrenilin Forte 500’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
QK	Permax 0.05mg 30’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
QK	Permax 0.25mg 100’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
QK	Permax 0.25mg 100’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
QK	Permax 1mg 100’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
QK	Bontril PDM 100’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
QK	Bontril PDM 1000’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
QK	Bontril SR 100’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
QK	Nolahist 24’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
McKesson 1-4-04	Permax 0.05mg 30’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
McKesson 1-4-04	Permax 0.25mg 100’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
McKesson 1-4-04	Permax 1.0mg 100’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
Bergen 12/23/03	Permax 0.05mg 30’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
Bergen 12/23/03	Permax 0.25mg 100’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
Bergen 12/23/03	Permax 1.0mg 100’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
Cardinal	Permax 0.05mg 30’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
Cardinal	Permax 0.25mg 100’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]
Cardinal	Permax 1.0mg 100’s	[ * ]	[ * ]	$	[ * ]	[ * ]	%	$	[ * ]

				Total Acquisition Cost				$	[ * ]
				Freight				$	[ * ]
				Total Disposal Cost				$	[ * ]
				Total Cost				$	[ * ]

Note:  The total quantity purchased will vary as a function of the available product and negotiated price within individual accounts